Exhibit 23.1

Independent Auditors' Consent

To the Board of Directors

FAO, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-89218, 333-21747, 333-77669, 333-78891, 333-38612, 333-45698 and 333-75506) on Form S-8 of FAO, Inc. of our report dated May 2, 2003, with respect to the consolidated balance sheet of FAO, Inc. and subsidiaries as of February 1, 2003, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the year ended February 1, 2003, which report appears in the February 1, 2003 annual report on Form 10-K of FAO, Inc.

Our report refers to our audit of the adjustments that were applied to revise the February 2, 2002 and February 3, 2001 consolidated financial statements, as more fully described in Note 1 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the February 2, 2002 and February 3, 2001 consolidated financial statements other than with respect to such adjustments.

Philadelphia, Pennsylvania	/s/ KPMG LLP
May 14, 2003